Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Motorola Solutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	5,000,000	$207.03	$1,035,150,000	$92.70 per $1,000,000	$95,958.41

Total Offering Amounts					$1,035,150,000		$95,958.41

Total Fee Offsets							—

Net Fee Due							$95,958.41

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of common stock of the Motorola Solutions, Inc. (the “Registrant”) as may become issuable under the Motorola Solutions Amended and Restated Omnibus Incentive Plan of 2015 (the “Plan”) to prevent dilution in the event of stock splits, stock dividends, recapitalization or similar transactions.

(2)	Represents shares of common stock, par value $0.01 per share, of the Registrant issuable pursuant to the Plan being registered pursuant to this Registration Statement.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, based upon the average of the high and low prices of the common stock of the Registrant on the New York Stock Exchange on May 18, 2022.